Exhibit 14.1

CODE OF ETHICS FOR SENIOR FINANCIAL EMPLOYEES

NSP Holdings L.L.C. and Norcross Safety Products L.L.C. (together the “Company”) maintain a Code of Ethics for Financial Employees (the “Code of Ethics”) applicable to the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the principal accounting officer or controller and all persons performing similar functions (the “Senior Financial Employees”).  All Senior Financial Employees are subject to the following specific policies:

1.             All Senior Financial Employees are responsible for preparing full, fair, accurate and timely financial statements.  All Senior Financial Employees are responsible for promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company with the SEC.  Accordingly, it is the responsibility of each Senior Financial Employee to promptly bring to the attention of the CEO, CFO, Board of Managers and the Audit Committee of the Company any material information of which he or she may become aware that he or she believes will affect the disclosures made by the Company in its public filings and to otherwise and assist the CEO, CFO, Board of Managers and the Audit Committee to fulfill their responsibilities.

2.             All Senior Financial Employees are responsible for promoting compliance with applicable governmental laws, rules and regulations and shall be completely honest in all dealings with governmental agencies and representatives.  Senior Financial Employees shall not offer or give any bribe, payment, gift or thing of value to any person or entity with whom the Company has or is seeking any regulatory or business relationship except for gifts of a nominal value that are legal and commonly given in the ordinary course of business.

3.             Each Senior Financial Employee shall promptly bring to the attention of the CEO, CFO, Board of Managers and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that he or she believes could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that he or she believes involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.             Each Senior Financial Employee shall promptly bring to the attention of the CEO, CFO, Board of Managers and the Audit Committee any information he or she may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.             Each Senior Financial Employee shall promptly bring to the attention of the CEO, CFO, Board of Managers and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent of the Company.

6.             The Board of Managers shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by a Senior Financial Employee. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without employee benefits and termination of the individual’s employment or such other action as the Board may determine is appropriate under the circumstances. In determining what action is appropriate in a particular case, the Board of Managers or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violations of the proper course of action and whether or not the individual in question had committed other violations in the past.

7.             Each Senior Financial Employee will annually sign an attestation form indicating compliance with this Code of Ethics policy.

NSP HOLDINGS L.L.C. & NORCROSS SAFETY PRODUCTS L.L.C.

CODE OF ETHICS FOR SENIOR FINANCIAL EMPLOYEES

ACKNOWLEDGEMENT

I have read and understand the Company’s Code of Ethics for Senior Financial Employees.

I am not aware of any circumstance which constitutes or may ultimately result in a violation of its prohibitions with the exception of those explained below, if any.

Signature

Typed or Printed Name

Date